Exhibit 10.9

Cyclerion Therapeutics, Inc.

December 21, 2022

Anjeza Gjino

Re: Amended and Restated Recognition Bonus Agreement

Dear Anjeza:

This letter agreement (this “Agreement”) between you and Cyclerion Therapeutics, Inc. (the “Company”) amends and restates the prior retention bonus letter agreement, dated October 3, 2022, between you and the Company, with respect to your opportunity to earn a Recognition Bonus (as defined below). The Company is offering you this opportunity in recognition of your importance to the continued success of the Company.

Your opportunity to earn a Recognition Bonus is subject to the terms and conditions contained in this Agreement.

I.
Recognition Bonus

1.
Subject to the terms and conditions described below, you will be eligible to receive a bonus equal to $163,000.00 (the “Recognition Bonus”).

2.
The Recognition Bonus will be payable, in cash, in two equal installments, as follows:

(a) fifty percent (50%) of the Recognition Bonus will be paid as soon as administratively feasible (but in no event later than thirty (30) days) following December 31, 2022, and (b) fifty percent (50%) of the Recognition Bonus will be paid as soon as administratively feasible (but in no event later than thirty (30) days) following March 31, 2023 (each of the payment events in subclauses (a) and (b), a “Payment Event”), in either case so long as you remain in active employment with the Company or its affiliates until the occurrence of the applicable Payment Event.

3.
If your employment terminates for any reason prior to a Payment Event, it will be in the sole discretion of the Compensation Committee to determine whether you are eligible to receive any portion of the Recognition Bonus that has not already been paid, and unless otherwise determined by the Compensation Committee, you will have no entitlement to receive any such unpaid amounts.

4.
The Recognition Bonus is subject to all applicable tax withholding requirements, as determined by the Company.

II.
Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

1.
“Board” means the board of directors of the Company.

2.
“Compensation Committee” means the compensation committee of the Board.

III.
Assignment

This Agreement is personal to you and may not be assigned by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable against the Company by, your legal representatives, executors, administrators, successors, heirs, distributes or legatees.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

The Company shall require any successor to all or substantially all of the business and/or assets of the Company or any division of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place. Following such a change in control transaction, references in this Agreement to the Company shall mean the Company or the successor to the business and/or assets of the Company or any division of the Company, as the case may be.

IV.
Parachute Payments

If any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (a) in full or (b) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing

(a) or (b) results in your receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

V.
No Employment Rights

Neither this Agreement nor the grant of the Recognition Bonus creates a guarantee of continued employment for any period or a limitation on the Company’s or any of its affiliates’ right to terminate your employment at any time.

VI.
Section 409A

This Agreement shall be interpreted to avoid any penalty or sanction under Section 409A of the Code (“Section 409A”). Any payments to you pursuant to this Agreement are intended to be exempt from Section 409A as short-term deferral pursuant to Treasury Regulation §1.409A-1(b)(4) or under such other exemption(s) as may apply. Notwithstanding the foregoing, the Company makes no representations that the payments provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

VII.
Governing Law

This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts without reference to principles of conflict of laws.

VIII.
Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IX.
Amendment

No amendment of this Agreement shall be valid unless made in writing and signed by both parties hereto.

X.
Entire Agreement

This Agreement contains the entire understanding of the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof, including but not limited to the prior retention bonus letter agreement, dated October 3, 2022, between you and the Company

[Signature page follows]

Please indicate your acceptance of this Agreement by signing on the appropriate space below and returning a signed copy to the Company.

Very truly yours,

CYCLERION THERAPEUTICS, INC.

By: /s/ Peter Hecht

Name: Peter Hecht

Title: CEO

ACCEPTANCE AND AGREEMENT:

I have read, understand, and agree to participate in and comply with the terms and conditions of the Agreement described above. This Agreement constitutes the full and complete understanding between me and the Company regarding the Recognition Bonus and may be amended only in writing signed by both parties.

/s/ Anjeza Gjino Date: December 21, 2022

Anjeza Gjino